Exhibit 10.15

MAZE THERAPEUTICS, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

This Amended and Restated Executive Severance and Change in Control Plan (this “Plan”) was adopted by the Board of Directors (the “Board”) of Maze Therapeutics, Inc., a Delaware corporation (the “Company”) and is effective on the Effective Date. References to this Plan shall include any individual’s Participation Agreement (as defined below), as applicable. Unless otherwise indicated, capitalized terms used in this Plan are defined in Section 5 below.

1. Eligibility.

The following Company employees are eligible to participate in this Plan (each, an “Executive”):

(a) Eligible Employees. The Board or the Compensation Committee of the Board (the “Committee”) shall designate each Eligible Employee who will participate in this Plan. For purposes of this Plan, an “Eligible Employee” means an individual who is an employee of the Company or any of its subsidiaries employed (i) as Chief Executive Officer (“CEO”) or (ii) at the level of Vice President (“VP”) or Senior Vice President or above (“SVP and Above (other than CEO)”), provided that in such role the individual reports directly to the CEO as a member of the Company’s leadership team, as determined by the Board or the Committee. Notwithstanding the foregoing, the term “Eligible Employee” will not include any individual employed on a temporary or interim basis at a level that would otherwise qualify such individual as an Eligible Employee.

(b) Designated Employees. In addition to Eligible Employees, the Board or the Committee, in its sole and absolute discretion, may designate an employee of the Company or any of its subsidiaries to participate in this Plan for such period of time and subject to such terms and conditions, in each case as determined by the Board or Committee in its sole and absolute discretion (a “Designated Employee”).

(c) Continued Participation. Once an Executive satisfies the requirements for an Eligible Employee and is designated a participant under this Plan, or is designated a Designated Employee, and commences participation under this Plan, such Executive shall continue to participate in this Plan for so long as Executive continues in employment with the Company, notwithstanding a subsequent change in such Executive’s role, reporting or service that would otherwise fail to qualify such Executive as an Eligible Employee, as applicable (such Executive, a “Legacy Executive”).

If required by the Company, participation in this Plan will be contingent upon an Executive executing and delivering to the Company a Participation Agreement in substantially the form attached as Exhibit A to this Plan, as may be revised by the Company (a “Participation Agreement”), provided that if the Company does not expressly require it, no Participation Agreement will be necessary to participate in this Plan.

2. Termination of Participation.

An Executive’s participation in this Plan (and, if applicable, the Executive’s Participation Agreement) shall terminate upon the earlier of (a) the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or (b) the date the Company has met all of its obligations under this Plan following a Qualifying Termination of the Executive’s employment, in each case subject to Section 8(e) below.

3. Severance Payments & Benefits.

Unless explicitly provided otherwise in a Participation Agreement, Executive’s benefits upon a Qualifying Termination are set forth in this Section 3. Executive’s level of benefits under Section 3(a) or Section 3(b) below, as applicable, shall be determined based on Executive’s role at the time of Executive’s Qualifying Termination (or based on Executive’s role, if higher, in effect immediately prior to a Change in Control, solely with respect to a Qualifying Termination during a Change in Control Period), provided that the level of benefits for a Legacy Executive shall be determined based on such Executive’s role in which Executive most recently satisfied the requirements for an Eligible Employee under this Plan pursuant to Section 1(a) above. In the case of an Executive who is a Designated Employee, the level of benefits shall be as specified by the Company.

Any other provision of this Plan notwithstanding, Executive’s receipt of any payments or benefits under this Section 3 is subject to Executive’s delivery to the Company of a general release of claims to the greatest extent permitted under applicable law (in the Company’s then standard form) that he or she may then have against the Company or persons affiliated with the Company (the “Release”), and satisfaction of all conditions to make the Release effective, within sixty (60) days following Executive’s Qualifying Termination (such sixty (60) day period, the “Release Period”). In no event will any payment or benefits under this Plan be paid or provided until the Release becomes effective and irrevocable.

Payment of the severance and/or bonus payment, if any, payable pursuant to Section 3(a)(i), Section 3(b)(i) and Section 3(b)(ii), as applicable, shall be made in a single lump sum payment, within fifteen (15) days following expiration of the Release Period, and in any event not later than March 15th of the year following such Qualifying Termination.

(a) Other than During a Change in Control Period. If the Executive is subject to a Qualifying Termination, the Executive shall be entitled to the following:

(i) Severance Payments. The Company shall pay the Executive the number of months of Executive’s Base Salary as indicated with respect to Executive’s role (or, for a Designated Employee, the level of benefits specified by the Company) as set forth in the Severance (Other than During a Change in Control Period) chart below. To the extent the foregoing amount is payable under Section 3(b), it will not be paid under this Section 3(a).

Severance (Other than During a Change in Control Period)

	CEO	SVP and Above (other than CEO)	VPs
Months of Base Salary	12	9	6

(ii) Health Care Benefit. If the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (A) the period indicated with respect to Executive’s role (or, for a Designated Employee, the applicable level of benefits specified by the Company) as set forth in the COBRA Continuation Period (Other than During a Change in Control Period) chart below, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA.

COBRA Continuation Period (Other than During a Change in Control Period)

	CEO	SVP and Above (other than CEO)	VPs
Months of COBRA	12	9	6

(b) During a Change in Control Period. If the Executive is subject to a Qualifying Termination, the Executive shall be entitled to the following:

(i) Severance Payments. The Company shall pay the Executive the number of months of Executive’s Base Salary indicated with respect to Executive’s role (or, for a Designated Employee, the applicable level of benefits specified by the Company) as set forth in the Severance (During a Change in Control Period) chart below. To the extent the foregoing amount is payable under Section 3(a), it will not be paid under this Section 3(b).

Severance (During a Change in Control Period)

	CEO	SVP and Above (other than CEO)	VPs
Months of Base Salary	18	12	8

(ii) Bonus Payments. The Company shall pay the Executive the multiple of the Target Bonus indicated with respect to Executive’s role (or, for a Designated Employee, the applicable level of benefits specified by the Company) as set forth in the Bonus Amount (During a Change in Control Period) chart below. To the extent the foregoing amount is payable under Section 3(a), it will not be paid under this Section 3(b).

Bonus Amount (During a Change in Control Period)

	CEO	SVP and Above (other than CEO)	VPs
Multiple of Target Bonus	1.5X	1X	1X

(iii) Health Care Benefit. If the Executive elects to continue his or her health insurance coverage under COBRA following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (A) the period indicated with respect to Executive’s role (or, for a Designated Employee, the applicable level of benefits specified by the Company) as set forth in the COBRA Continuation Period (During a Change in Control Period) chart below, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA.

COBRA Continuation Period (During a Change in Control Period)

	CEO	SVP and Above (other than CEO)	VPs
Months of COBRA	18	12	8

(iv) Equity.

(1) Each of Executive’s then-outstanding unvested Equity Awards, other than Performance Awards (as defined below), shall accelerate and become vested and exercisable or settled with respect to 100% of the unvested shares subject thereto. With respect to Equity Awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”), the vesting will accelerate as set forth in the terms of the applicable Performance Award agreement. Subject to Section 3(d), the accelerated vesting described above shall be effective as of the Qualifying Termination; provided, that, if the Qualified Termination during a Change in Control Period occurs prior to the Change in Control, then any unvested portion of the terminated Executive’s Equity Awards will remain outstanding for three (3)

months following the Qualifying Termination (provided that in no event will the terminated Executive’s Equity Awards remain outstanding beyond the expiration of the Equity Award’s maximum term). In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of the terminated Executive’s Equity Awards automatically will be forfeited.

(2) Notwithstanding anything to the contrary, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute Executive’s unvested Equity Awards in connection with a Change in Control, then notwithstanding any other provision in this Plan, the Equity Plans or any Equity Award Agreement to the contrary, each of Executive’s then-outstanding and unvested Equity Awards, other than Performance Awards, that are not assumed, converted, replaced or substituted, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Change in Control, as applicable and terminate to the extent not exercised (as applicable) upon the Change in Control. With respect to Performance Awards, the vesting for such Performance Awards will accelerate only as set forth in the terms of the applicable Performance Award agreement.

(c) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding Section 3(a)(ii) or Section 3(b)(iii) above, if the Executive is eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive a fully taxable cash payment equal to the applicable COBRA premiums (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Executive remains eligible for the benefit under Section 3(a)(ii) or Section 3(b)(iii) above. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. Notwithstanding the foregoing, the number of months included in the Special Cash Payment to be paid, in any case, shall be reduced by the number of months of COBRA premiums previously paid by the Company.

(d) Accrued Compensation and Benefits. In connection with any termination of employment prior to, upon or following a Change in Control (whether or not a Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangement.

4. Covenants.

(a) Conflicts of Interest. The Executive agrees that, during his or her employment with the Company, he or she will be subject to any conflict of interest policy adopted by the Company or required by law that is applicable to employees (including, but not limited to officers of the Company) and that he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. For purposes of this section, is shall be considered a conflict of interest to engage in other employment, consulting or other business activity that would prevent the Executive from (i) devoting full attention to his or her duties to the Company; (ii) that would involve using or require disclosure of the company’s confidential information; (iii) that would present a risk of breach of fiduciary duty to the company.

(b) Restrictive Covenants. The receipt of any severance pay or other benefits pursuant to this Plan will be subject to Executive’s continued compliance with any written agreements between the Company and Executive relating to confidentiality, non-competition, non-solicitation and non-interference, to the extent permitted by applicable law.

(c) Cooperation and Non-Disparagement. The Executive agrees that, during the twelve (12) month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this twelve (12) month period, he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.

This Section 4 shall in no manner limit obligations of the Executive under any other agreement, including the Employee Confidentiality and Inventions Assignment Agreement (which shall remain in full effect pursuant to its terms following Executive’s termination, between the Company and the Executive in any manner); provided, that, to the extent the terms of this Section 4 directly conflict with the terms of any such agreement, the agreement containing the most Company-favorable terms that are enforceable shall govern.

5. Definitions.

(a) “Base Salary” means the Executive’s base salary at the rate in effect at the time Executive’s Qualifying Termination (or at the rate in effect immediately prior to a reduction in the base salary that gave rise to Good Reason, solely with respect to a Qualifying Termination during a Change in Control Period).

(b) “Cause” means the Executive’s (i) unauthorized misuse of the Company’s trade secrets or proprietary information or breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by Executive for the benefit of the Company; (ii) conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (iii) committal of an act of fraud against, or misappropriation of any funds or property of, the Company; (iv) gross negligence or willful misconduct in the performance of Executive’s duties that has had or will have a material adverse effect on the Company or the Company’s reputation or business, or (v) material violation of any Company rule, regulation, procedure or policy, including but not limited to the Company’s Code of Conduct that is not cured within 30 days of written notice, solely in the event such breach is capable of being cured, as determined by the Company in its sole discretion.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, provided that the transaction or series of transactions pursuant to subsections (i), (ii) or (iii) also qualifies as a “change in control event” under U.S. Treasury Regulation 1.409A-3(i)(5).

(e) “Change in Control Period” means the period commencing three (3) months prior to a Change in Control (only if after a Potential Change in Control) and ending twelve (12) months following a Change in Control.

(f) “Disability” has the meaning set forth in Section 22(e)(3) of the Code.

(g) “Effective Date” means the date on which the Registration Statement covering the initial public offering of the shares of common stock of the Company is declared effective by the U.S. Securities and Exchange Commission.

(h) “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive under the Company’s 2018 Stock Option and Grant Plan (the “2018 Plan”), 2019 Equity Incentive Plan (the “2019 Plan”), the 2024 Equity Incentive Plan (the “2024 Plan”) or any similar equity compensation plan of the Company (and together with the 2018 Plan, 2019 Plan, and the 2024 Plan, the “Equity Plans”), including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Good Reason” means, unless otherwise defined in an applicable Participation Agreement, the occurrence of any of the following events or conditions, without Executive’s express written consent:

(i) a material diminution in Executive’s base salary, except for across-the-board salary reductions, not exceeding 10%, similarly affecting all or substantially all senior management employees of the Company;

(ii) a material change in the geographic location at which Executive is required to provide services to the Company to a place that increases Executive’s one-way commute by more than twenty-five (25) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation;

(iii) a material reduction in Executive’s level of duties, responsibility and/or scope of authority;

(iv) for the CEO of the Company, (x) a change in reporting such that the CEO does not report to the board of directors of the ultimate parent company or (y) a change in title or role such that the CEO is not the CEO of the ultimate parent company; and for an Executive other than the CEO (x) if such Executive reports to the Company’s CEO, a change in reporting such that the Executive reports to someone other than the Company’s CEO or the Chief Executive Officer of the ultimate parent company or (y) if such Executive is head of a business function, a change in role such that the Executive is no longer the head of the same business function of the ultimate parent company (e.g., if Executive’s role was head of Sales at the Company, Executive’s role is not head of Sales at the ultimate parent company); or

(v) a successor of the Company as set forth in Section 6(a) hereof does not assume this Plan or Executive’s Participation Agreement, as applicable.

With respect to each of subsection (i), (ii), (iii), (iv) and (v) above, Executive must provide notice to the Company of the condition giving rise to “Good Reason” within ninety (90) days after the first occurrence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. Executive must resign Executive’s employment and all positions with the Company Executive may then hold no later than thirty (30) days following expiration of the Company’s thirty (30) day cure period.

(k) “Potential Change in Control” means the date of execution of a definitive agreement providing for a Change in Control if such transaction is consummated.

(l) “Qualifying Termination” means a termination of employment resulting from (i) outside of a Change in Control Period, a termination by the Company of the Executive’s employment for any reason other than Cause, death or Disability or (ii) during a Change in Control Period, a termination by the Company of the Executive’s employment for any reason other than Cause, death or Disability or a voluntary resignation by the Executive of his or her employment for Good Reason. Termination due to Executive’s death or Executive’s Disability will in no event constitute a Qualifying Termination.

(m) “Section 409A” means Section 409A of the Internal Revenue Code and the regulations thereunder.

(n) “Target Bonus” means the Executive’s annual target bonus at the rate then in effect at the time Executive’s Qualifying Termination.

6. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Plan and to agree expressly to perform this Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Plan by operation of law.

(b) Executive’s Successors. This Plan and all rights of an Executive hereunder shall inure to the benefit of, and be enforceable by, such Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Tax Matters.

(a) Section 280G; Best After-Tax Result. Notwithstanding anything in this Plan to the contrary, if any payment or distribution to an Executive pursuant to this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the Change in Control, or such other person or entity as determined in good faith by the Company, shall perform the foregoing calculations and the Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made pursuant to this section shall be final, binding and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing shall be made in accordance with Section 409A of the Code in the following order (1) Payments that do not constitute “nonqualified compensation” subject to Section 409A of the Code shall be reduced first; and (2) all other Payments shall then be reduced as follows: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options, if any; (c) cancellation of accelerated vesting of stock options, and (d) reduction of other benefits payable to the Executive.

(b) Section 409A.

(i) Separation from Service; Installments. For purposes of this Plan, no payment will be made to any Executive upon termination of the Executive’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. It is intended that the right of any Executive to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance with that intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Plan begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year.

(ii) Specified Employee. For purposes of Section 409A of the Code, if the Company determines that an Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his or her separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which the Executive is entitled pursuant to this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion shall not be provided to the Executive until the earlier (i) the expiration of the six-month period measured from the Executive’s separation from service or (ii) the date of the Executive’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall paid in a lump-sum to the Executive and any remaining payments due pursuant to this Plan shall be paid as otherwise provided herein.

8. Miscellaneous Provisions.

(a) Other Severance Arrangements. Except as otherwise specified herein, this Plan represents the entire agreement between Executive and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Executive and the Company relating to the subject matter hereof, including but not limited to, any and all prior Participation Agreements, agreements governing any Equity Award, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, and change in control and severance arrangements pursuant to an employment agreement or offer letter, and, in consideration of the opportunity to participate in this Plan, Executive hereby waives Executive’s rights to any and all such other severance or acceleration payments or benefits, as applicable.

(b) Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Plan, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco County, California, and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(c) Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d) Administration and Interpretation. This Plan will be administered by the Board, the Committee, or a committee designated by the Board. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee or the committee, the Board will have full power to implement and carry out this Plan, including but not limited to the ability to (i) construe and interpret this Plan, any Participation Agreement and any other agreement or document executed pursuant to this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan or any Participation Agreement, (iii) select persons to participate in this Plan and to receive and execute Participation Agreements, (iv) make all other determinations necessary or advisable for the administration of this Plan; and (v) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law. Any determination made by the Board with respect to this Plan or any Participation Agreement shall be made in its sole discretion, and such determination shall be final and binding on the Company and all persons having an interest in any Participation Agreement under this Plan. Any dispute regarding the interpretation of this Plan or any Participation Agreement shall be submitted by the Executive or Company to the Board, the Committee or committee, for review. The resolution of such a dispute by the Board, the Committee or committee, shall be final and binding on the Company and the Executive. The Board, or committee, shall review and resolve disputes with respect to this Plan or Participation Agreements with Executives, and such resolution shall be final and binding and conclusive.

(e) Amendment; Termination. This Plan may be amended or modified by the Board or Committee, without the consent of any Executive, provided that such amendment or modification is administrative in nature and/or does not adversely affect the rights of any Executive hereunder. Notwithstanding anything herein to the contrary, in no event shall any amendment or modification, suspension or termination adversely affect the rights of any Executive who is then receiving or entitled to receive payments or benefits under this Plan, without the prior written consent of such Executive. Following a Change in Control, this Plan shall terminate when any benefits under this Plan are no longer capable of being earned as a result of any Executive’s Qualifying Termination.

(f) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g) Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(h) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i) No Retention Rights. Nothing in this Plan shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(j) Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California (other than their choice-of-law provisions).

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EXHIBIT A

FORM OF PARTICIPATION AGREEMENT TO THE

AMENDED AND RESTATED EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

This Participation Agreement by and between [    ] (the “Executive”) and Maze Therapeutics, Inc., a Delaware corporation (the “Company”) incorporates by reference and is governed by the Amended and Restated Executive Severance and Change in Control Plan (the “A&R Executive CIC Plan”). The Executive hereby acknowledges that Executive has read, understands and consents to the terms and conditions of the A&R Executive CIC Plan and the following additional terms.

Except as otherwise specified herein, this Participation Agreement and the A&R Executive CIC Plan represent the entire agreement between Executive and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Executive and the Company relating to the subject matter hereof, including but not limited to, any and all prior Participation Agreements under the A&R Executive CIC Plan prior to its restatement, agreements governing any Equity Award, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, and change in control and severance arrangements pursuant to an employment agreement or offer letter and Executive hereby waives Executive’s rights to any and all such other severance or acceleration payments or benefits, as applicable.

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement to the Amended and Restated Executive Severance and Change in Control Plan, in the case of the Company by its duly authorized officer, as of the date noted below.

MAZE THERAPEUTICS, INC.

Executive:
Date:	By:
Title:
Date: